Ameritas Acacia Companies

Code of Business Conduct and Ethics

(3/31/2003)

1. Complying With Law.

All associates, officers and directors of the Company should respect and comply with all of the laws, rules and regulations of the United States, and the states and other jurisdictions, in which the Company conducts its business that are applicable to the Company.

This Code of Business Conduct and Ethics does not summarize all laws, rules and regulations applicable to the Company and its associates, officers and directors. Please consult the Company's Legal Department and the various policies that the Company has prepared on specific laws, rules and regulations.

2. Conflicts Of Interest.

All associates, officers and directors of the Company should be scrupulous in avoiding a conflict of interest with regard to the Company's interests. A "conflict of interest" exists whenever an individual's private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company. A conflict situation can arise when an associate, officer or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively.

Conflicts of interest are prohibited as a matter of Company policy, except under guidelines approved by the Board of Directors or committees of the Board. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with higher levels of management or the Company's General Counsel. Any associate, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel or consult the procedures described in this Code.

3. Corporate Opportunity.

Associates, officers and directors are prohibited from (a) taking, for themselves personally,  opportunities that properly belong to the Company or are discovered through the use of corporate property, information or position; (b) using corporate property, information or position for personal gain; and (c) competing with the Company. Associates, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

4. Associate Professionalism, Fair Dealing and Competition.

As an associate, I pledge to do my best to:

-Provide professional, timely, accurate and easy-to-obtain service that satisfies the needs of customers and associates.

-Seek ways to determine and then exceed the expectations of customers and associates.

-Place the interests of customers above my own interests.

-Recommend products that satisfy the needs and goals of customers.

-Provide customers with accurate and complete product disclosure.

-Assist customers in understanding the benefits and features of the product(s) they own or wish to own.

-Recommend replacement of an existing product only when it is in the long-term best interest of the customer.

-Assist customers and associates in promptly resolving any dissatisfaction.

-Deal fairly with customers, suppliers, competitors, officers and associates.

-Refrain from taking advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.

-Seek to outperform our competition fairly and honestly.

-Refrain from criticizing or disparaging competitors.

-Achieve and maintain the highest levels of professional competence.

-Seek competitive advantages through superior performance, never through unethical or illegal business practices.

-Apply the highest standards of ethics, integrity, honesty and fairness in the execution of all my duties and responsibilities.

5. Protection and Proper Use of Corporate Assets.

All associates, officers and directors should protect corporate assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on corporate profitability. All corporate assets should be used for legitimate business purposes.

6. Confidentiality.

Associates, officers and directors of the Company must maintain the confidentiality of confidential information entrusted to them by the Company or its suppliers or customers, except when disclosure is authorized by the Legal Department or required by laws, regulations or legal proceedings. Confidential information includes all non-public information that might be of use to competitors of the Company, or harmful to the Company or its customers if disclosed.

7. Company Reporting

It is of critical importance that the Company's filings with state and federal regulatory bodies be accurate and timely. Depending on their position with the Company, an associate, officer or director may be called upon to provide necessary information to assure that the Company's reports are complete, fair and understandable. The Company expects associates, officers and directors to take this responsibility very seriously and to provide prompt accurate answers to inquiries related to the Company's regulatory disclosure requirements.

8. Books and Records; Record Retention.

All of the Company's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company's transactions and must conform both to applicable legal requirements and to the Company's system of internal controls. Records should always be retained or destroyed according to the Company's record retention policies. In accordance with those policies, in the event of litigation or governmental investigation please consult the Company's General Counsel.

9. Accounting Complaints.

The Company's policy is to comply with all financial reporting and accounting regulations applicable to the Company. If any associate, officer or director of the Company has concerns or complaints regarding questionable accounting or auditing matters of the Company, then he or she is encouraged to submit those concerns or complaints (anonymously, confidentially or otherwise) to the Audit Committee of the Board of Directors (which will, subject to its duties arising under applicable law, regulations and legal proceedings), treat such submissions confidentially. Such submissions may be directed to the attention of the Audit Committee, or any director who is a member of the Audit Committee, at the principal executive offices of the Company.

10. Reporting Any Illegal or Unethical Behavior.

Associates are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and, when in doubt, about the best course of action in a particular situation. Associates, officers and directors who are concerned that violations of this Code or that other illegal or unethical conduct by associates, officers or directors of the Company have occurred or may occur should contact their supervisor.  If they do not believe it appropriate or are not comfortable approaching their supervisor about their concerns or complaints, then they may contact the General Counsel of the Company, the Vice President of Audit Services, or the Ameritas Acacia Enterprise Ombudsman, Robert-John H. Sands, Senior Vice President and General Counsel, Ameritas Holding Company.  If their concerns or complaints require confidentiality, including keeping their identity anonymous, then this confidentiality will be protected, subject to applicable law, regulation or legal proceedings.

11. No Retaliation.

The Company will not permit retaliation of any kind by or on behalf of the Company and its associates, officers and directors against good faith reports or complaints of violations of this Code or other illegal or unethical conduct.

12. Amendment, Modification.

This Code may be amended or modified by the Board of Directors.

ACKNOWLEDGMENT

(Return to Human Resources)

I have read and understand The Ameritas Acacia Companies Code of Business Conduct and Ethics.  The Code is designed to detect and prevent unethical practices, and provide general guidance to prepare me to deal with various situations that I may face during my association with The Ameritas Acacia Companies.  I will comply in all respects with the Code of Business Conduct and Ethics.

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Print Name                                                                             Company or Companies

Ameritas Acacia Mutual Holding Company; Ameritas Holding Company; Ameritas Life Insurance Corp. and its subsidiaries: AMAL Corporation; Ameritas Variable Life Insurance Company; Ameritas Investment Corp. & subsidiaries; The Advisors Group, Inc. & subsidiaries; Pathmark Assurance Company; Veritas Corp.; First Ameritas Life Insurance Corp. of New York; Ameritas Investment Advisors, Inc.; and Acacia Life Insurance Company and its subsidiaries: Acacia National Life Insurance Company; Acacia Financial Corporation; Enterprise Resources, LLC; Acacia Realty Square, LLC; Acacia Realty Corporation; Acacia Federal Savings Bank & subsidiaries; and Calvert Group, Ltd. & subsidiaries.

Such legal compliance should include, without limitation, compliance with the "insider trading" prohibitions applicable to the Company and its associates, officers and directors. Company associates, officers and directors are directed to the Company's Insider Trading Policy or to the Company's Legal Department if they have questions regarding the applicability of insider trading prohibitions.

It is almost always a conflict of interest for a Company associate to work simultaneously for a competitor, customer or supplier. You are not allowed to work for a competitor as a consultant or board member. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf. Conflicts of interest may also arise when an associate, officer or director, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company, whether received from the Company or a third party. Notwithstanding this, certain Ameritas Acacia companies may be authorized by law to waive loads or offer discounts to associates. Loans to, or guarantees of obligations of, associates, officers and directors and their respective family members may create conflicts of interest. Federal law generally prohibits loans to directors and executive officers. Notwithstanding this, Acacia Federal is authorized by law to make certain loans to directors and officers of Acacia Federal and of affiliated companies.